                   [First Virtual Communications Letterhead]

October 10, 2000


Allwyn Sequeira
21225 Saratoga Hills Drive
Saratoga, CA  95070

Dear Allwyn:

This letter represents the agreement (the "Agreement") reached between you and FVC.COM, Inc. ("FVC.COM) regarding the conclusion of your employment with FVC.COM.

1.  TERMINATION OF EMPLOYMENT
    a. RESIGNATION: Your resignation as an officer and employee was effective August 31, 2000 (your "Termination Date").
    b. HEALTH CARE BENEFITS: Subsequent to your Termination Date, you are eligible to continue to receive existing health care coverage pursuant to COBRA, details of which have been provided to you by mail.
    c. RESTRICTED STOCK: On your Termination Date, and excluding shares pledged against the loan described in 1.d, below, you had 75,219 vested shares of FVC.COM Restricted Common Stock, with $12,208.07 principal and interest outstanding on the promissory notes issued by you to FVC.COM to purchase these shares. Your unvested shares of FVC.COM Restricted Common Stock, totaling 4,781 shares, will be repurchased by the Company, pursuant to the terms of the agreements under which the shares were issued. Details of your restricted stock holdings are on attached EXHIBIT A. Pursuant to the terms of the restricted stock agreements, you have 90 days following your Termination Date to pay off the promissory notes for the restricted stock, following which the stock certificates will be issued to you.
    d.  EMPLOYEE LOAN: SECOND AMENDED AND RESTATED PROMISSORY NOTE DATED
        APRIL 21, 2000 BETWEEN FVC.COM, INC. AND ALLWYN SEQUEIRA As of
        September 15, 2000, the due date on the note pursuant to the last extension by the Board, the principal and interest outstanding on this note was $399,359.82 (see attached EXHIBIT B), with interest accruing at the rate of $67.89 per day. You have agreed to (1) pay $200,000 of the outstanding principal and interest due on this note on the date of your execution of this Agreement and (2) to pay in full the remaining principal and interest balance on the earlier of (a) within three days following the first day FVC.COM's Common Stock trades at or above $10 per share on the Nasdaq National Market or (b) February 15, 2001. You have pledged 50,000 shares of FVC.COM Common Stock (Certificate No. C-52) to secure this loan. Once payment in full has been made on the promissory note, these shares will be released to you, otherwise FVC.COM will sell the shares against payment of the note on the earlier of the dates set forth in clause (2) herein and you will be responsible for any balance that may be owing.
    E. EXISTING STOCK OPTIONS: As of your Termination Date, 207,217 shares of Common Stock were vested under various stock option grants that were made to you by FVC.COM (see attached Exhibit C). You agree that the vesting of all shares on your existing stock options ceased on your Termination Date. We have agreed to extend the exercise period for your vested options as described in item 4 below.

2.  NEW STOCK OPTION AS A DIRECTOR
As a non-employee Director, you will receive a new stock option grant for 30,000 shares of FVC.COM Common Stock, with a grant date of September 15, 2000. This option will have an exercise price of $6.375 per share, the fair market value of the stock on the date of grant, and will be subject to vesting on the same terms and conditions as the grants received by newly elected non-employee members of our Board of Directors.

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Page 2 of 2

3.  CONSULTING AGREEMENT
You have agreed to provide consulting services to FVC.COM for the period October 13, 2000 through August 31, 2001 in the areas of technology/product planning and strategy. Such consulting services will not exceed two days in any calendar month and will be conducted by telephone, email or in face to face meetings at mutually agreed upon times and locations. The total fee to be paid by FVC.COM to you for these consulting services will be $50,000, which will be earned monthly but be paid to you in full on the date that the employee loan and accrued interest referenced in item 1.d. above is repaid in full.

4.  EXTENSION OF OPTION EXERCISE PERIOD
In consideration of this Agreement, the period to exercise your vested shares referred to in item 1.e. above will be extended to March 31, 2001. This extension may alter the status of certain grants from incentive to non-qualified stock options. In addition, you will receive the option grant referenced in item 2 above. You understand and agree that you assume full responsibility for and you agree to indemnify FVC.COM against any and all tax liability you may incur as a result of the extension of the exercise period for your vested options.

5.  RELEASE
In exchange for the benefits described above, you and your successors and assigns release and absolutely discharge FVC.COM and its stockholders, directors, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which you now have, or at any other time had, or of any matter, cause fact, thing act or omission whatsoever occurring or existing at any time up to and including the date hereof, including, but not limited to, any claims of wrongful termination, breach of contract or national origin, race, age sex or other discrimination under the Civil Rights Act of 1964 the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.

You hereby waive any right or benefit which you have or may have under section 1542 of the Civil Code of the State of California, to the full extent that you may lawfully waive such rights and benefits, pertaining to the subject matter of this general release of claims. You acknowledge that you have read section 1542 of the Civil Code of the State of California that is set forth below in its entirety:

              ---------------------------------------------------------
              A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECTS EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
              ---------------------------------------------------------

6.  PROPRIETARY INFORMATION AGREEMENT
You acknowledge and agree that you shall continue to be bound by, and comply with, the terms of the Proprietary Information and Inventions Agreement dated January 31, 1994 between FVC.COM and you, including your agreement for a period of one year after your Termination Date not to either directly or indirectly, solicit the services, or attempt to solicit the services of any employee of FVC.COM or its affiliated entities on behalf or yourself or any other person or entity.

7.  RECOVERY OF LEGAL COSTS

The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any lawsuit or other action brought to enforce any right arising out of this Agreement.

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Page 2 of 3

8.  ENTIRE AGREEMENT

This letter constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements with respect to the subject matter hereof, whether written or oral. This Agreement may not be altered or amended except by a written document signed by FVC.COM and you.

9.  NON-DISCLOSURE

Both FVC.COM and you agree that neither party shall directly or indirectly disclose any of the terms of this Agreement to anyone (other than your immediate family or counsel), except as such disclosure may be required for accounting or tax reporting purposes or as may be required by law. Further, the timing and content of any public announcements of your separation from the FVC.COM must be mutually agreed between you and FVC.COM.

Please execute two copies of this agreement and return one copy to me at your earliest convenience and keep one for your records.

I want to thank you for your past contributions to FVC.COM as an employee and look forward to working with you as a consultant and as a member of our Board of Directors.

Sincerely,


/s/ Ralph Ungermann
--------------------------------
RALPH UNGERMANN
PRESIDENT AND CHIEF EXECUTIVE OFFICER



--------------------------------------------------------------------------------
I understand that I should consult with an attorney prior to signing this Agreement and that I am giving up any legal claims I have against FVC.COM by signing this Agreement. I further acknowledge that I am signing this Agreement knowingly, willingly and voluntarily in exchange for the benefits described in paragraph 1, above.


/s/ Allwyn Sequeira                          10/10/00
------------------------------------        ----------
ALLWYN SEQUEIRA                               [DATE]

                                                                       EXHIBIT A

                                 FVC.COM, INC.
                                ALLWYN SEQUEIRA
                       STATUS OF RESTRICTED STOCK GRANTS
                                AUGUST 31, 2000


            RESTRICTED STOCK GRANT
                        Issue Date        12/6/1994      4/18/1995      1/13/1996      4/3/1996
                                         -----------    -----------    -----------   -----------
                   Price per share        $    0.075    $     0.075     $    0.150     $    0.250
                       Certificate              C-30           C-52           1242           0001
                      Total Shares            50,000         50,000         25,000         25,000
                                         ===========    ===========    ===========    ===========
          Shares previously issued                 -              -         10,000         10,000
     Vested and available to issue            50,000     50,000 (A)         13,164         12,055
         Shares to be re-purchased                 -              -          1,836          2,945

                   PROMISSORY NOTE
              Annual interest rate             7.74%                         5.73%          7.74%
                  Interest per day          $   0.80                       $  0.35    $      0.80
          Initial Principal Amount        $ 3,750.00        See          $3,750.00    $  6,250.00
 Less amount previously repaid (B)                 -     Promissory      (1,500.00)     (2,500.00)
Less principal re-purchased shares                 -     Note dated        (275.40)       (736.25)
             Principal outstanding       $  3,750.00   April 21, 2000    $1,974.60     $ 3,013.75
                  Accrued interest          1,665.96                        597.29       1,280.28
                                         -----------                   -----------    -----------     -----------
                 Total Payment Due         $5,415.96                    $ 2,571.89      $4,294.03     $ 12,281.88
                                         ===========                   ===========    ===========     ===========

          Days: Issue thru 8/31/00          FULLY VESTED                     1,691          1,610
                                    ----------------------------
         Number of days in 5 years                                           1,825          1,825
                          % Vested           100.00%     100.00%            92.66%         88.22%

                                     (A) PLEDGED AGAINST NOTE DATED APRIL 21, 2000

                                     (B) PARTIAL PAYMENTS MADE ON 11/15/98



                                     MEMO - CALCULATION OF DAYS ELAPSED THROUGH 8/31/00
-----------------------------------------------------------------------------------------------------------------
                                                          6-Dec-94                        % Vested
                                       ----------------------------------------------     ========
                                       Thru 12/5/99  12/6 - 8/31/00
                                       ------------  --------------
 Days elapsed since loan inception            1,825             270             2,095
                                       ============  ==============   ===============
                Days in Five Years                                              1,825      100.00%
                                                                      ===============     ========

                                                Noted dated January 13, 1996
                                       ----------------------------------------------
                                       Thru 1/12/00  1/13 - 8/31/00
                                       ------------  --------------
 Days elapsed since loan inception            1,460             231             1,691
                                       ============  ==============   ===============
                Days in Five Years                                              1,825       92.66%
                                                                      ===============     ========

                                                  Noted dated April 4 1996
                                       ----------------------------------------------
                                       Thru 4/3/00    4/4 - 8/31/00
                                       ------------  --------------
 Days elapsed since loan inception            1,460             150             1,610
                                       ============  ==============   ===============
                Days in Five Years                                              1,825       88.22%
                                                                      ===============     ========

                                                                       EXHIBIT B


SECOND AMENDED AND RESTATED PROMISSORY NOTE DATED APRIL 21, 2000 BETWEEN FVC.COM, INC. AND ALLWYN SEQUEIRA


1.   Principal: $349,124.66
2. Interest: 7.0% per year; simple interest, not compounded; one year assumed to have 360 days
3.   Interest to be accrued from August 26, 1998
4.   Principal and interest due and payable in full on June 30, 1999
5.   Payment extended to 7/15/00 by action of the Board of Directors
6.   Payment extended to 9/15/00 by action of the Board of Directors
8.   Secured by 50,000 shares of FVC.COM common stock, certificate #C-52
9. FVC.COM may sell shares if not paid when due to cover expenses of collection, interest and principal


                                 September 15, 2000
                                 ------------------
                      Principal  $       349,124.66
                  Interest rate                7.00%  SIMPLE INTEREST, NOT COMPOUNDED
  ACCRUED INTEREST FROM 8/26/98
                Through 8/25/00  $        48,877.45   TWO YEARS AT 7.0% P.A.
        8/26/00 through 9/22/00  $         1,832.90   27 DAYS AT 7.0% P.A.
                                 ------------------
             Total interest due  $        50,710.36

               Total Amount Due  $       399,835.02   PRINCIPAL + INTEREST ON SEPTEMBER 15, 2000
                                 ==================
               Interest per day  $            67.89   ANNUAL INTEREST DIVIDED BY 360 DAYS AS DEFINED IN NOTE
                                 ==================